SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report: February 28, 2012

CORINTHIAN COLLEGES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-25283	33-0717312
(State or other jurisdiction of	Commission file number	(I.R.S. Employer
Incorporation or organization)		Identification No.)

6 Hutton Centre Drive, Suite 400, Santa Ana, California	92707
(Address of principal executive offices)	(Zip Code)

(714) 427-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.    Costs Associated with Exit or Disposal Activities

On February 28, 2012, the Board of Directors (the “Board”) of Corinthian Colleges, Inc. (“Corinthian” or the “Company”) approved a plan (the “Plan”) to streamline operations of certain of its Everest College, Everest Institute, and Everest University ground campuses.  The Company has completed a comprehensive review of the five-year performance of each of its schools in terms of student outcomes and financial performance. Based on that review, the Board approved the Plan to sell four campuses and teach out three campuses as follows:

•                  The Company is putting its Everest College campuses in Hayward, San Jose, San Francisco and the Wilshire area of Los Angeles, California for sale (the “Sale Schools”).  These campuses are doing well in terms of student achievement, but their recent financial performance has not met the Company’s expectations.  Given the Company’s other capacity in these markets, the Company believes these campuses’ value can best be realized by other potential owners.

•                  The Company will be teaching out its Everest campuses in Ft. Lauderdale, Florida, Decatur, Georgia and Arlington, Virginia (the “Teach-out Schools”), which have fallen below the Company’s student outcome or financial performance standards.

Corinthian has not yet secured a buyer for any of the Sale Schools included in the Plan, but has allocated internal resources and is in the process of identifying an investment banking firm to assist management in identifying potential buyers and evaluating proposals for these campuses. Corinthian anticipates completing the sale of each of the Sale Schools included in the Plan within the next twelve months.

Until the sale is completed, the Sale Schools will be accounted for as discontinued operations. Corinthian concluded that the carrying value of certain long-lived assets associated with these campuses was impaired.  Net assets held for sale are required to be recorded on the balance sheet at estimated fair value, less estimated costs to sell. The Company expects to incur selling costs associated with this action, including, but not limited to, investment banking and attorneys’ fees, of approximately $0.5 million, which have been included in the anticipated charge. The Teach-out Schools will be included in discontinued operations when the teach-out for each campus is completed.

Accordingly, Corinthian anticipates recognizing a charge of between $0.04 and $0.06 per share for the quarter ending March 31, 2012 related primarily to impairment of fixed assets and recording the estimated fair value of the schools included in discontinued operations. In addition, Corinthian anticipates recognizing a charge of between $0.02 and $0.04 per share during fiscal 2013 related to the closure of the schools that do not immediately qualify for discontinued operations. The Company also expects to incur employee retention and severance costs that cannot be reasonably estimated at this time. The total costs and charges estimated to be incurred in connection with the Plan are the aggregate of the above-described amounts, which also cannot be reasonably estimated at this time.  The estimated selling costs and fair value of the Sale Schools in the Plan will be re-evaluated by Corinthian as of the end of each fiscal quarter until all the Sale Schools are sold. Any changes in fair values or estimated selling costs may result in additional charges or costs that may be material to Corinthian’s consolidated results of operations.

Forward-Looking Statements:

Certain statements in this Current Report on Form 8-K may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. Corinthian intends that all such statements be subject to the “safe-harbor” provisions of that Act. Such statements include those pertaining to anticipated timing of sales and teach-outs, and the costs and charges associated therewith, and the current fair value of such assets included in discontinued operations as noted above.  Additionally, Corinthian’s statements about the expected charges for the quarter ending March 31, 2012 and the fiscal year June 30, 2013 are subject to some uncertainty. Many factors may cause Corinthian’s actual results to differ materially from those discussed in any such forward-looking statements, including risks inherent in the sale or teach-out of any of Corinthian’s schools and Corinthian’s ability to estimate the amount and timing of the costs and charges associated with each such action; and other risks and uncertainties described in Corinthian’s filings with the U.S. Securities and Exchange Commission. The historical results achieved by Corinthian are not necessarily indicative of its future prospects. Corinthian undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CORINTHIAN COLLEGES, INC.

March 5, 2012	/s/	Robert Owen

Robert Owen
Executive Vice President and
Chief Financial Officer